EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026, relating to the consolidated financial statements of Ross Stores, Inc. and subsidiaries, and the effectiveness of Ross Stores, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ross Stores, Inc. and subsidiaries for the fiscal year ended January 31, 2026.

/s/ Deloitte & Touche LLP

San Francisco, CA
May 20, 2026